Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

The only subsidiary of ACRE Realty Investors Inc. is ACRE Realty LP, a Georgia limited partnership (the “operating partnership”) of which the company is the sole general partner and in which the company owns a 96.39% ownership interest as of March 7, 2017.